                                                                EXHIBIT 4.1

                          LOAN AND SECURITY AGREEMENT

                        $5,000,000 WORKING CAPITAL LINE
                            $750,000 EQUIPMENT LINE
                                  PROVIDED BY
                              SILICON VALLEY BANK
                                      TO
                           TRANSCEND SERVICES, INC.

                                APRIL 30, 1996

      This LOAN AND SECURITY AGREEMENT is entered into as of APRIL 30, 1996, by and between SILICON VALLEY BANK, a California-chartered bank with its principal place of business at 3003 Tasman Drive, Santa Clara, CA 95054 and with a loan production office located at Wellesley Office Park, 40 William Street, Suite 350, Wellesley, MA 02181, doing business under the name Silicon Valley East ("Bank"), and TRANSCEND SERVICES, INC., a Delaware corporation with its principal place of business at 3353 PEACHTREE ROAD, NE, SUITE 1000, ATLANTA, GA 03026 ("Borrower").

                                   RECITALS
                                   --------

      Borrower wishes to obtain credit from time to time from Bank, and Bank desiresto extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

                                  AGREEMENT
                                  ---------

      The parties agree as follows:

      1.  DEFINITIONS AND CONSTRUCTION
          ----------------------------

           1.1  Definitions. As used in this Agreement, the following terms
                -----------
shall have the following definitions:

                "Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

                "Advance" or "Advances" means a Revolving Advance or Advances under the Committed Revolving line and an Equipment Advance or Advances under the Committed Equipment Line.

                "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

                "Bank Expenses" means all reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents, whether or not suit is brought.

                "Borrower's Books" means all of Borrower's books and records including: ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

                "Borrowing Base" has the meaning set forth in Section 2.1 hereof.

                "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

                "Closing Date" means the date of this Agreement.

                "Code" means the Massachusetts Uniform Commercial Code.

                "Collateral" means the property described on Exhibit A
                                                             ---------
attached hereto.

                "Committed Revolving Line" means THREE MILLION Dollars ($3,000,000); provided, however, that if Borrower meets its Profitability covenant for the calendar quarter ended June 30, 1996, as set forth in Section 6.11 of this Agreement, the Committed Revolving Line shall increase to FIVE MILLION AND NO/100THS Dollars ($5,000,000).

        "Committed Equipment Line" means TWO HUNDRED FIFTY THOUSAND AND NO/100THS Dollars ($250,000); provided, however, that so long as Borrower maintains compliance with its Minimum Debt Service covenant as set forth in
Section 6.12(ii) of this Agreement, the Committed Equipment Line shall increase to SEVEN HUNDRED FIFTY THOUSAND AND NO/100THS Dollars ($750,000).

        "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endoresments for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

        "Current Assets" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Borrower and its Subsidiaries as at such date.

        "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Advances made under this Agreement, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of Borrower or any Subsidiary to a date more than one year from the date of determination, but excluding Subordinated Debt.

        "Daily Balance" means the amount of the Obligations owed at the end of a given day.

        "Eligible Accounts" means those Accounts that arise in the ordinary course of Borrower's business that comply with all of Borrower's representations and warranties to Bank set forth in Section 5.4; provided, that standards of
                                                 --------
eligibility may be fixed and revised from time to time by Bank in Bank's reasonable judgment and upon notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by bank, Eligible Accounts shall not include the following:

        (a)  Accounts that the account debtor has failed to pay within ninety
(90) days of invoice date;

        (b) Accounts with respect to an account debtor, fifty percent (50%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

        (c) Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

        (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

        (e) Accounts with respect to which the account debtor is an Affiliate (other than by virtue of being directly or indirectly under common ownership or control with Borrower) of Borrower;

           (f) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts, and Accounts arising from products shipped to or services provided to branches or office located in the United States of any account debtor that does not have its principal place of business in the United States;

           (g) Accounts with respect to which the account debtor is a federal, governmental entity or any federal department, agency, or instrumentality thereof;

           (h) Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

           (i) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

           (j) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

           (k) Accounts the collection of which Bank reasonably determines to be doubtful.

           "Eligible Foreign Accounts" means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are: (1) covered by credit insurance in form and amount, and by an insurer satisfactory to Bank less the amount of any deductible(s) which may be or become owing thereon; or (2) supported by one or more letters of credit in favor of Bank as beneficiary, in an amount and of a tenor, and issued by a financial institution, acceptable to Bank; or (3) that Bank approves on a case-by-case basis.

           "Eligible Inventory" means that portion of Borrower's Inventory that is located at Borrower's principal place of business or such other location s as are permitted under Section 7.10 and that complies with the representations and warranties set forth in Section 5.5.

           "Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.


           "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

           "GAAP" means generally accepted accounting principles as in effect from time to time.

           "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

           "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

           "Inventory" means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

           "Investment" means any beneficial ownership (including stock, partnership interest or other securities) of any Person, or any loan, advance or capital contribution to any Person.

           "IRC" means the Internal Revenue Code of 1986, an amended, and the regulations thereunder.

           "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest of other encumbrance.

           "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into between Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

           "Material Adverse Effect" means a material adverse effect on (i) the business operations or condition (financial or otherwise) or Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

           "Negotiable Collateral" means all of Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing, excluding that which is already pledged or secured elsewhere.

           "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of any Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

           "Payment Date" means the FIFTH (5TH) calendar day of each month.

           "Periodic Payments" means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

           "Permitted Indebtedness" means:

           (a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

           (b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

           (c)      Subordinated Debt; and

           (d) Indebtedness to trade creditors incurred in the ordinary course of business.

           (e) Indebtedness securing the purchase price of any asset acquired by Borrower, provided the aggregate amount of such purchase money indebtedness at any one time is not in excess of $400,000.



           "Permitted Investment" means:

           (a) Investments existing on the Closing Date disclosed in the Schedule; and

           (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one(1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one(1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank.

           "Permitted Liens" means the following:

           (a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

           (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank's
                         --------
security interests;

           (c) Liens (i) upon or in any equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so
                 --------
acquired and improvements thereon, and the proceeds of such equipment;

           (d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or
                               --------
replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

           (e)      Liens securing Permitted Indebtedness.

           "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

           "Prime Rate means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

           "Quick Assets" means, at any date as of which the amount thereof shall be determined, the consolidated cash, cash-equivalents, accounts receivable and investments, with maturities not to exceed 90 days, of Borrower determined in accordance with GAAP.

           "Responsible Officer" means each of the Chief Executive Officer the Chief Financial Officer and the Controller of Borrower.

           "Revolving Maturity Date" means one year from date of closing documents.

           "Schedule" means the schedule of exceptions attached hereto.

           "Subordinated Debt" means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

           "Subsidiary" means any corporation or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity shall, at the time as of which any determination is being made, be owned by Borrower, either directly or through an Affiliate.

           "Tangible Net Worth" means at any date as of which the amount thereof shall be determined, the consolidated total assets of the Borrower and its Subsidiaries minus, without duplication, (i) the sum of any amounts
                     -----
attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) all reserves not already deducted from assets, and (ii) Total Liabilities.
                                  ---

           "Total Liabilities" means any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness, but specifically excluding Subordinated Debt.

      1.2 Accounting Terms. All accounting terms not specifically defined herein
          ----------------
shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

  2. LOAN AND TERMS OF PAYMENT
     -------------------------

      2.1 Revolving Advances. Subject to and upon the terms and conditions of
          ------------------
this Agreement, Bank agrees to make Revolving Advances to Borrower in an aggregate amount not to exceed the Committed Revolving Line or the Borrowing Base, whichever is less. For purposes of this Agreement, "Borrowing Base" shall mean an amount equal to EIGHTY percent (80%) of Eligible Accounts. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this
Section 2.1 may be repaid and reborrowed at any time during the term of this Agreement.

      Whenever Borrower desires a Revolving Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Revolving Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto. Bank is authorized to make Revolving
                          ---------
Advances under this Agreement under this Agreement, based upon instructions received from a Responsible Officer, or without instructions if in Bank's discretion such Revolving Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Revolving Advances made under this Section 2.1 to Borrower's deposit account.

      The Committed Revolving Line shall terminate on the Revolving Maturity Date, at which time all Revolving Advances under this Section 2.1 and other amounts due under this Agreement (except as otherwise expressly specified herein) and shall be immediately due and payable.

      2.1.1 Equipment Advances
            ------------------

           (a) At any time for the date hereof through DECEMBER 31, 1996 (the "Equipment Availability End Date"), Borrower may from time to time request advances (each an "Equipment Advance" and collectively, the "Equipment Advances")from Bank in an aggregate amount not to exceed the Committed Equipment Line. To evidence the Equipment Advance or the Equipment Advances, Borrower shall deliver to Bank, at the time of each Equipment Advance request, a Payment/Advance Form in substantially the form of Exhibit B hereto
                                                    ---------
accompanied by an invoice for the Equipment to be financed. the Equipment Advances shall be used only to finance Equipment and each Equipment Advance shall not exceed NINETY Percent (90%) of the invoice amount of equipment purchased after the date of this Agreement, plus FIFTY Percent (50%) of the invoice amount of equipment purchased prior to the date of this Agreement, all as approved from time to time by Bank, excluding taxes, shipping, warranty charges, freight discounts and installation expense.

            (b) Interest shall accrue from the date of each Equipment Advance at the rate specified in Section 2.3(a), and shall be payable monthly for each month through the month in which the Equipment Availability End Date falls. Any Equipment Advances that are outstanding on the Equipment Availability End Date will be payable in THIRTY (30) equal monthly installments of principal, plus all accrued interest, beginning on the Payment Date of each month following the Equipment Availability End Date.

               (c) When Borrower desires to obtain an Equipment Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time one (1) Business Day before the day on which the Equipment Advance is to be made. Such notice shall be substantially in the form of Exhibit B. The notice shall be signed by a Responsible Officer and include a copy of the invoice for the Equipment to be financed.

           2.2  Overadvances. If, at any time or for any reason, the amount of
                ------------
Obligations owed by Borrower to Bank pursuant to Section 2.1 of this Agreement is greater than the lesser of (i) the Committed Revolving Line or (ii) the Borrowing Base, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

           2.3  Interest Rates, Payments and Calculations.
                -----------------------------------------

               (a)  Interest Rate. Except as set forth in Section 2.3(b), any
                    -------------
Revolving Advances shall bear interest on the average Daily Balance at a rate equal to ONE-HALF (.50) percentage points above the Prime Rate reducing to the Prime Rate upon the Company reporting two quarters of profits, and Equipment Advances shall bear interest on the average Daily Balance at a rate equal to ONE (1.0) percentage point above the Prime Rate, reducing to three quarters (.75) percentage points above the Prime Rate upon reporting two quarters of profits.


               (b)  Default Rate. All Obligations shall bear interest, from
                    -------------
and after the occurrence of an Event of Default, at a rate equal to three and one-half (3.5) percentage points above the interest rate applicable under
Section 2.3(a).

               (c)  Payments. Interest hereunder shall be due and payable on the
                    --------
Payment Date of each month during the term hereof. Borrower hereby authorizes Bank to debit any accounts with Bank, including, without limitation, Account Number ______________ for payments of principal and interest due on the Obligations and any other amounts owing by Borrower to Bank. Bank will notify Borrower of all debits which Bank makes against Borrower's accounts. Any such debits against Borrower's accounts in no way shall be deemed a set-off. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

               (d)  Computation. In the event the Prime Rate is changed from
                    -----------
time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased effective as of 12:01 a.m. on the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

           2.4  Crediting Payments. Prior to the occurrence of an Event of
                ------------------
Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon
Pacific time shall be deemed to have been received by bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

           2.5  Fees. Borrower shall pay to Bank the following:
                ----

               (a)  Facility Fee. A Facility Fee equal to $11,250.00, which fee
                    ------------
shall be due on or before the Closing Date and shall be fully earned and non-refundable; a further increase in the committed amount of the revolving line facility will require an additional 3/8% per annum fee on the incremental change.

                    (b)      Financial Examination and Appraisal Fees. Bank's
                             -----------------------------------------
Accounts, and for each appraisal of Collateral and financial analysis and examination of Borrower performed from time to time by Banks or its agents; the fee for each individual exam is capped at $750.00.

                    (c)      Bank Expenses. Upon demand from Bank, all Bank
                             --------------
expenses incurred following closing, provided however that Borrower shall be responsible for all Bank expenses incurred prior to closing involved with the UCC searches and subsequent filing fees.

      2.6  Additional Costs. In case any law, regulation, treaty or official
           -----------------
directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law);

                    (a) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

                    (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

                    (c) imposes upon Bank any other condition with respect to its performance under this Agreement,

                    and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to any loans, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

      2.7   Term. Except as otherwise set forth herein, this Agreement shall
            -----
become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for a term ending on the Revolving Maturity Date. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Advances under this Agreement immediately and without notice upon the occurrence, and during the continuance, of an Event of Default. Notwithstanding termination, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

      3.    CONDITIONS OF LOANS
            -------------------
            3.1 Conditions Precedent to Initial Advance. The obligation of Bank
                ----------------------------------------
to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

                    (a) this Agreement, the Working Capital Note and the Equipment Term Note each duly executed by Borrower;

                    (b) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

                    (c)      subordination agreements by certain Persons;

                    (d)      WARRANTS

                    (e)      financing statements (Forms UCC-1);

                (f)      insurance certificate;

                (g) payment of the fees and Bank Expenses then due specified in Section 2.5 hereof; and

                (h) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

           3.2  Conditions Precedent to all Advances. The obligation of Bank to
                ------------------------------------
make each Advance, including the Initial Advance, is further subject to the following conditions:

                (a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

                (b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Advance as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would result from such Advance. The making of each Advance shall be deemed to be a representation and warranty by Borrower on the date of such Advance as to the accuracy of the facts referred to in this Section 3.2(b).

      4.   CREATION OF SECURITY INTEREST
           -----------------------------

           4.1   Grant of Security Interest. Borrower grants and pledges to Bank
                 --------------------------
a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. Borrower acknowledges that following and during the continuance of any Event of Default. Bank may place a "hold" on any Deposit Account pledged as Collateral to secure the Obligations.

           4.2   Delivery of Additional Documentation Required.  Borrower shall
                 ---------------------------------------------
from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

           4.3   Right to Inspect.  Bank (through any of its officers,
                 ----------------
employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours, to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

      5.   REPRESENTATIONS AND WARRANTIES
           ------------------------------

      Borrower represents and warrants as follows:

           5.1 Due Organization and Qualification. Borrower and each
               ----------------------------------
Subsidiary is a corporation duly existing and in good standing and under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified.

           5.2   Due Authorization; No Conflict.  The execution, delivery, and
                 ------------------------------
performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound.

Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.

           5.3  No Prior Encumbrances. Borrower has good and indefeasible title
                ---------------------
to the Collateral, free and clear of Liens, except for Permitted Liens.

           5.4  Bona Fide Eligible Accounts. The Eligible Accounts are bona fide
                ---------------------------
existing obligations. The property giving rise to such Eligible Accounts has been delivered to the account debtor or to the account debtor's agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

           5.5  Merchantable Inventory. All inventory is in all material
                ----------------------
respects of good and marketable quality, free from all material defects.

           5.6  Name; Location of Chief Executive Office. Except as disclosed in
                ----------------------------------------
the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

           5.7  Litigation. Except as set forth in the Schedule, there are no
                ----------
actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect or material adverse effect on Borrower's interest or Bank's security interest in the Collateral. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

           5.8  No Material Adverse Change in Financial Statements. All
                --------------------------------------------------
consolidated financial statements related to Borrower and any Subsidiary that have been delivered by Borrower to Bank fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended.
There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

           5.9  Solvency. Borrower is solvent and able to pay its debts
                --------
(including trade debts) as they mature.

           5.10 Regulatory Compliance. Borrower and each Subsidiary has met the
                ---------------------
minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

           5.11 Environmental Condition. None of Borrower's or any Subsidiaries
                -----------------------
properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrowers knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection stature as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other government agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

           5.12  Taxes. Borrower and each Subsidiary has filed or caused to be
                 -----
filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein.


           5.13  Subsidiaries. Borrower does not own any stock, partnership
                 ------------
interest or other equity securities of any Person, except for Permitted Investments.

           5.14  Government Consents. Borrower and each Subsidiary has
                 -------------------
obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted.

           5.15  Full Disclosure. No representation, warranty or other
                  --------------
statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

     6.    AFFIRMATIVE COVENANTS
           ---------------------

           Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make an Advance hereunder, Borrower shall do all of the following:

           6.1   Good Standing. Borrower shall maintain its and each of its
                 -------------
Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall maintain in force, and shall cause each of its Subsidiaries to maintain in force, to the extent consistent with prudent management of Borrower's business, all licenses, approvals and agreements, loss of which could have a Material Adverse Effect.

           6.2   Government Compliance. Borrower shall meet, and shall cause
                 ---------------------
each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

           6.3   Financial Statements, Reports, Certificates. Borrower shall
                 -------------------------------------------
deliver to Bank;

                 (a) as soon as available, but in any event within TWENTY FIVE(25) days after the end of each month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during such period, certified by an officer of Borrower reasonably acceptable to Bank;

                 (b) as soon as available, but in any event within NINETY (90) days after the end of Borrower's fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;


                 (c) within five (5) days of filing, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission:

                 (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary in excess of amounts of insurance for such actions; and

           (e)such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

     Within TWENTY FIVE (25) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged
                                     ---------
listings of accounts receivable and accounts payable.

     Within TWENTY FIVE (25) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.
- ---------

     Bank shall have a right from time to time hereafter to audit Borrower's Accounts at Borrower's expense subject to a cap of $750 per audit, provided that such will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

      6.4  Inventory; Returns. Borrower shall keep all inventory in good and
           ------------------
marketable condition, free from all material defects. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practice of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand dollars ($50,000).

     6.5   Taxes. Borrower shall make, and shall cause each Subsidiary to make,
           -----
due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof, and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state,and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

     6.6   Insurance.
           ---------

           (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's ownership and use of the collateral in amounts and of a type that are customary to businesses similar to Borrower's.

           (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty
(20) days notice to Bank before canceling its policy for any reason. Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

     6.7   Principal Depository.  Borrower shall maintain its principal
           --------------------
operating accounts with Bank.

     6.8 Quick Ratio. Borrower shall maintain, as of the last day of each calendar month, a ratio of Quick Assets to Current Liabilities of at least 0.8 to 1.0 through NOVEMBER 30, 1996, and of at least 1.0 to 1.0 at DECEMBER 31, 1996 and thereafter.

           6.9   Debt-Net Worth Ratio. Borrower shall maintain, as of the last
                 --------------------
day of each calendar month, a ratio of Total Liabilities less Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not more than 2.0 to 1.0 through NOVEMBER 30, 1996, and not more than 1.7 to 1.0 at DECEMBER 31, 1996 and thereafter.

           6.10  Tangible Net Worth. Borrower shall maintain, as of the last day
                 ------------------
of each calendar month, a Tangible Net Worth of not less than FIVE MILLION FIVE HUNDRED THOUSAND Dollars ($5,500,00).

           6.11  Profitability. Borrower shall not incur net losses greater than
                 -------------
EIGHT HUNDRED THOUSAND Dollars ($800,000) for the fiscal quarter ended MARCH 31, 1996. Borrower shall have net income of at least FIFTY THOUSAND Dollars ($50,000) for the fiscal quarter ended JUNE 30, 1996, and shall have net income of at least TWO HUNDRED FIFTY THOUSAND Dollars ($250,000) for the fiscal quarter ended SEPTEMBER 30, 1996, and for each fiscal quarter thereafter.

           6.12  Minimum Liquidity or Minimum Debt Service. Borrower shall
                 -----------------------------------------
maintain, as of the last calendar day of each month, either (i) a Liquidity Ratio of at least 2.0:1.0, where "Liquidity Ratio" is defined as the ratio of cash on hand (and cash equivalents) plus Eligible Accounts divided by the total outstanding Equipment Advances under this Agreement, or (ii) a Debt Service ratio of at least 1.5 to 1.0, where "Debt Service" is defined as earnings before interest and taxes plus depreciation and amortization, divided by total interest plus current portion of long term debt.

           6.13  Further Assurances. At any time and from time to time Borrower
                 ------------------
shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

     7.    NEGATIVE COVENANTS
           ------------------

           Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Advances, Borrower will not do any of the following, unless the Bank has given Borrower its consent otherwise:

           7.1   Dispositions. Convey, sell, lease, transfer or otherwise
                 ------------
dispose of (collectively, a "Transfer"), or permit any of its subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries; or (iii) Transfers of worn-out or obsolete Equipment.

           7.2   Change in Business. Engage in any business, or permit any of
                 ------------------
its Subsidiaries to engage in any business, other than the business currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto), or undergo a material change in Borrower's ownership, management or directors. Borrower will not, without thirty (30) days prior written notification to Bank, relocate its chief executive office.

           7.3   Mergers or Acquisitions. Merge or consolidate, or permit any of
                 -----------------------
its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person provided that any Subsidiaries may be merged with Borrower.

            7.4  Indebtedness. Create, incur, assume or be or remain liable
                 -----------
with respect to any indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

           7.5   Encumbrance. Create, incur, assume or suffer to exist any Lien
                 -----------
with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

           7.6   Distributions. Pay any dividends or make any other distribution
                 -------------
or payment on account of or in redemption, retirement or purchase of any capital stock.

           7.7   Investments. Directly or indirectly acquire or own, or make any
                 -----------
Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

           7.8   Transactions with Affiliates. Directly or indirectly enter into
                 ----------------------------
or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

           7.9   Subordinated Debt. Make any payment in respect of any
                 -----------------
Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

           7.10  Inventory. Store the Inventory with a bailee, warehouseman, or
                 ---------
similar party unless Bank has received a pledge of the warehouse receipt covering such inventory. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory only at the location set forth in Section 10 hereof and such other locations of which Borrower gives Bank prior written notice and as to which Borrower signs and files a financing statement where needed to perfect Bank's security interest.

           7.11  Compliance. Become an "investment company" controlled by an
                 ----------
"investment company", within the meaning of the investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

     8.    EVENTS OF DEFAULT
           -----------------

     Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

           8.1   Payment Default. If Borrower fails to pay, when due, any of the
                 ---------------
Obligations.

           8.2   Covenant Default.
                 ----------------

                 (a) If Borrower fails to perform any obligation under Sections 6.3, 6.7, 6.8, 6.9, 6.10, 6.11 or 6.12, or violates any of the covenants contained in Article 7 of this Agreement, or

                 (b) If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances will be required to be made during such cure period);

           8.3   Material Adverse Change. If there (i) occurs a material adverse
                 -----------------------
change in the business, operations, or condition (financial or otherwise) of the Borrower, or (ii) is a material impairment of the value or priority of Bank's security interests in the Collateral;

           8.4   Attachment. If any material portion of Borrower's assets is
                 ----------
attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or government agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Advances will be required to be made during such cure periods);

           8.5   Insolvency. If Borrower becomes insolvent, or if an Insolvency
                 ----------
Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within ten (10) days (provided that in the case of an involuntary Insolvency Proceeding Borrower shall have 60 days to cause the dismissal or stay thereof);

           8.6   Other Agreements. If there is a default in any agreement to
                 ----------------
which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could have a Material Adverse Effect;

           8.7   Subordinated Debt. If Borrower makes any payment on account of
                 -----------------
Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

           8.8   Judgments. If a judgment or judgments for the payment of
                 ---------
money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Advances will be made prior to the earlier of the satisfaction or stay such judgment); or

           8.9   Misrepresentations. If any material misrepresentation or
                 ------------------
material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

    9.     BANK'S RIGHTS AND REMEDIES
           --------------------------

           9.1   Rights and Remedies. Upon the occurrence and during the
                 -------------------
continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

            (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section
8.5 all Obligations shall become immediately due and payable without any action by Bank);

            (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

            (c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

            (d) Without notice to demand upon Borrower, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateralavailable to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security Interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty
(120) days in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

           (e) Without notice to Borrower set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or
(ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

           (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, services marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

           (g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable;

           (h)    Bank may credit bid and purchase at any public sale; and

           (i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

        9.2       Power of Attorney. Effective only upon the occurrence and
                  -----------------
        during thecontinuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notice to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; and (e) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section
        4.2 regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provided advances hereunder is terminated.

        9.3       Accounts Collection. At any time after and during the
                  -------------------
       continuance of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank's security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements of deposit.

        9.4       Bank Expenses. If Borrower fails to pay any amounts or furnish
                  -------------
        any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves under the Committed Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or
        (c) obtain and maintain insurance policies of the type discussed in
        Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

          9.5  Bank's Liability for Collateral. So long as Bank complies with
               -------------------------------
reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

          9.6  Remedies Cumulative. Bank's rights and remedies under this
               -------------------
Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

          9.7  Demand; Protest. Borrower waives demand, protest, notice of
               ---------------
protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

     10.  NOTICES
          -------

     Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

     If to Borrower      Transcend Services, Inc.
                         3353 Peachtree Road, NE, Suite 1000
                         Atlanta, GA 30326
                         Attn: David Murphy
                         FAX: (404) 364-8009

     If to Bank          Silicon Valley Bank
                         40 William Street
                         Wellesley, MA 02181
                         Attn: David B. Fischer
                         FAX: 617-431-9906

     The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

     11.  CHOICE OF LAW AND VENUE: JURY TRIAL WAIVER
          ------------------------------------------

     The laws of the Commonwealth of Massachusetts shall apply to this Agreement. BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE COMMONWEALTH OF MASSACHUSETTS IN ANY ACTION, SUIT, OR PROCEEDING OF ANY KIND AGAINST IT WHICH ARISES OUT OF OR BY REASON OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT IF FOR ANY REASON BANK CANNOT AVAIL ITSELF OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS, BORROWER ACCEPTS JURISDICTION OF THE COURTS AND VENUE IN SANTA CLARA COUNTY, CALIFORNIA. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE

RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

     12.   GENERAL PROVISIONS
           ------------------

           12.1  Successors and Assigns.  This Agreement shall bind and inure
                 ----------------------
to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder
         --------  -------
may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

           12.2  Indemnification.  Borrower shall defend, indemnify and hold
                 ---------------
harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and
(b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

           12.3  Time of Essence.  Time is of the essence for the performance of
                 ---------------
all obligations set forth in this Agreement.

           12.4  Severability of Provisions.  Each provision of this Agreement
                 --------------------------
shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

           12.5  Amendments in Writing, Integration.  This Agreement cannot be
                 ----------------------------------
amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

           12.6  Counterparts.  This Agreement may be executed in any number of
                 ------------
counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

           12.7  Survival.  All covenants, representations and warranties made
                 --------
in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run, provided that so long as the obligations set forth in the first sentence of this
Section 12.7 have been satisfied, and Bank has no commitment to make any Advances or to make any other loans to Borrower, Bank shall release all security interests granted hereunder and redeliver all Collateral held by it in accordance with applicable law.

           12.8  Confidentiality.  In handling any confidential information Bank
                 ---------------
shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of

Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order and (iv) as may be required in connection with the examination, audit or similar investigation of Bank. Confidential information hereunder shall not include information that either (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

           12.9  Effectiveness.  This Agreement shall become effective only when
                 -------------
it shall have been executed by Borrower and Bank (provided, however, in no event shall this Agreement become effective until signed by an officer of Bank in California).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument as of the date first set forth above.

"Borrower"                             "Bank"

TRANSCEND SERVICES, INC.               SILICON VALLEY BANK, doing business
                                       as SILICON VALLEY EAST


By: /s/ David W. Murphy                By: /s/ Mark Pasculano
    -------------------------------        -------------------------------
                                           Mark Pasculano

By: CFO, Secretary & Treasurer         SILICON VALLEY BANK
    -------------------------------
                                       By: /s/ Julie Haga
                                           -------------------------------

                                       Title: VP - Loan Processing
                                              ----------------------------
    /s/ Jennifer Kirk                  (Signed in Santa Clara County,
        Asst. Secretary                 California)

                                   EXHIBIT A
                                   ---------

     The Collateral shall consist of all right, title and interest of Borrower in and to the following:

     (a) All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

     (b) All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing;

     (c) All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, service marks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

     (d) All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing;

     (e) All documents, securities, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired, and all cash and deposit accounts of Borrower maintained with or in the possession of the Bank, and Borrower's Books relating to the foregoing;

     (f) All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

     (g) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

                                   EXHIBIT B

                  LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

The undersigned hereby certifies as follows:

     I, _______, am the duly elected and acting _______ of TRANSCEND SERVICES, INC. ("Borrower").

     This certificate is delivered pursuant to Section 2.1 of that certain Loan and Security Agreement dated APRIL __, 1996 by and between Borrower and Silicon Valley Bank ("Bank") (the "Loan Agreement"). The terms used in this Borrowing Request which are defined in the Loan Agreement have the same meaning herein as ascribed to them therein.

     Borrower is confirming its telephone request made on ______, 199__ for an Advance as follows:

           (a) The date on which the Advance is to be made is ________, 199__.

           (b) The amount of the Advance is to be $___________.

     All representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date of the telephone request for and Advance confirmed by this Borrowing Request; provided, however, that those representations and warranties expressly referring to another date shall be true, accurate and complete in all material respects as of such date.

     IN WITNESS WHEREOF, this borrowing Request is executed by the undersigned as of this _________ day of _____________, 199__.



                                            TRANSCEND SERVICES, INC.


                                            By:
                                                --------------------------------

                                            Title:
                                                   -----------------------------

                                   EXHIBIT C

                          BORROWING BASE CERTIFICATE

Borrower:  Transcend Services, Inc.               Lender:  Silicon Valley Bank
           3353 Peachtree Road, Suite 1000                 3003 Tasman Drive
           Atlanta, GA 30326                               Santa Clara, CA 95054

Commitment Amount:
                  ------------------------


ACCOUNTS RECEIVABLE
     1.   Accounts Receivable Book Value as of__________                            $__________
     2.   Additions (please explain on reverse)                                     $__________
     3.   TOTAL ACCOUNTS RECEIVABLE                                                 $__________

ACCOUNTS RECEIVABLE DEDUCTIONS
     4.   Amounts over 90 days due                                   $__________
     5.   Credit Balances Applied to Over 90-Day Accounts            $__________
     6.   Balance of 50% over 90 day accounts                        $__________
     7.   Concentration Limits                                       $__________
     8.   Ineligible Foreign Accounts                                $__________
     9.   Government Accounts                                        $__________
     10.  Contra Accounts                                            $__________
     11.  Promotion or Demo Accounts                                 $__________
     12.  Intercompany/Employee Accounts                             $__________
     13.  Other (please explain on reverse)                          $__________
     14.  TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS                                      $__________
     15.  Eligible Accounts (#3 - #14)                                              $__________
     16.  LOAN VALUE OF ACCOUNTS (__% of #15)                                       $__________

BALANCES
     17.  Maximum Loan Amount                                                       $__________
     18.  Total Funds Available (Lesser of #17 or #16)                              $__________
     19.  Present balance owing on Line of Credit                                   $__________
     20.  Outstanding under Submits (   )                                           $__________
     21.  RESERVE POSITIVE (#18 - #19 + #20)                                        $__________


The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement dated APRIL 30, 1996, as may be amended from time to time, between the undersigned and Silicon Valley Bank.

COMMENTS:                                            --------------------------
                                                           BANK USE ONLY

                                                      Rec'd By:
                                                               ----------------
                                                                 Auth. Signer

                                                      Date:
                                                            -------------------

TRANSCEND SERVICES, INC.                              Verified:
                                                               ----------------
                                                                  Auth. Signer

By:                                                   Date:
   -------------------------                                -------------------
     Authorized Signer                                --------------------------

                                   EXHIBIT D
                            COMPLIANCE CERTIFICATE

Borrower:   Transcend Services, Inc.             Lender:   Silicon Valley Bank
            3353 Peachtree Road, Suite 1000                3003 Tasman Drive
            Atlanta, GA 30326                              Santa Clara, CA 95054

     The undersigned authorized officer of TRANSCEND SERVICES, INC. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement dated APRIL 30, 1996 between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending _____________ of all required conditions and terms except as noted below and
(ii) all representations and warranties of Borrower stated in the Agreement are true, accurate and complete in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principals (GAAP) and are consistent from one period to the next except as explained in an accompanying letter or footnotes.

 Please indicate compliance status by circling Yes/No under "Complies" column

        Reporting Covenant                   Required                   Complies
        ------------------                   --------                   --------
Monthly financial statements        Monthly within 25 days             Yes    No
Annual (CPA Audited)                FYE within 90 days                 Yes    No
A/R & A/P Agings                    Monthly within 25 days             Yes    No
A/R Audit                           Initial and Annual                 Yes    No

        Financial Covenants                Required        Actual       Complies
        -------------------                --------        ------       --------
Maintain on a Monthly Basis:
Minimum Quick Ratio through 11/30/96        0.8:1.0      _______:1.0   Yes    No
Minimum Quick Ratio 12/31/96 and            1.0:1.0      _______:1.0   Yes    No
thereafter
Minimum TNW                               $5,500,000    $___________   Yes    No
Maximum Debt/TNW through 11/30/96           2.0:1.0      _______:1.0   Yes    No
Maximum Debt/TNW 12/31/96 and               1.7:1.0      _______:1.0   Yes    No
thereafter
Minimum Liquidity*                          2.0:1.0      _______:1.0   Yes    No
Minimum Debt Service*                       1.5:1.0      _______:1.0   Yes    No
Maintain on a Quarterly Basis:
Profitability - FQE 3/31/96               ($800,000)    _____________  Yes    No
Profitability - FQE 6/30/96                 $50,000     _____________  Yes    No
Profitability - FQE 9/30/96 and thereafter $250,000     _____________  Yes    No

*Borrower must meet only one of these two covenants.

Comments Regarding Exceptions:




On behalf of Borrower, the Officer further acknowledges that at any such time as Borrower is out of compliance with any of the terms set forth in the Agreement, including, without limitation, any of the financial covenants, Borrower cannot receive any advances.
                                                        BANK USE ONLY
- -------------------------------              Received by:____________________
Signature                                    Date:___________________________

- -------------------------------              Verified:_______________________
TITLE                                        Date:___________________________

- -------------------------------              Compliance Status:      Yes   No
DATE

                                   SCHEDULE
                                      TO
                          LOAN AND SECURITY AGREEMENT
                          ---------------------------

Additional Permitted Investments:

- --    Borrower owns the capital stock of Sullivan Health and Rehabilitation
      Services, Inc., a wholly-owned subsidiary

- --    Borrower maintains an investment account with Merrill Lynch through which excess cash of Borrower is invested

Additional Permitted Indebtedness:

- --    Note, dated April 19, 1995, payable to the former shareholders of Medical
      Transcription of Atlanta, Inc. ("MTA"), with current outstanding principal of approximately $457,804

- --    Indebtedness payable to the former shareholders of IDS for noncompete payments, with current outstanding principal of approximately $50,000

- --    Other notes payable reflected on financial statements in the amount of approximately $10,000

- --    Indebtedness in the amount of $2,000,000 in the form of Subordinated
      Convertible Debt, dated as of August 15, 1995

Additional Permitted Liens:

- --    NationsBank has a lien in $360,000 maintained in a segregated cash collateral account securing a letter of credit issued by NationsBank for certain hospital bonding purposes.

- --    In connection with the acquisition of MTA, the Borrower granted a lien and security interest in certain equipment acquired from MTA. The approximate value of the assets so pledged is less than $100,000.

- --    In October 1995, Borrower sold to Medical Receivables Finance LLC certain receivables associated with worker's compensation claims arising from discontinued operations of the Borrower. In connection therewith Borrower granted a security interest in those receivables.

Disclosure Concerning Litigation:

- --    Litigation as disclosed in Borrower's Form 10-K for the fiscal year ended
      December 31, 1995, as filed with the U.S. Securities and Exchange
      Commission

Disclosure Concerning Names:

- --      Borrower has used the following names in connections with its business in the past five years: TriCare (no longer used), First Western Health Corporation (no longer used), Veritas Healthcare Management (no longer used), Occu-Care (no longer used), and Sullivan Health and Rehabilitation Services (still used by subsidiary), Transcend Services (still used as Borrower's corporate name) and Bottomley & Associates (no longer used)